Exhibit 99.1

FOR IMMEDIATE RELEASE

Merix Investor Relations Contact:

Allen Muhich, Vice President, Finance & Investor Relations

503.716.3667

Merix Corporation Announces First Quarter Results

BEAVERTON, OR, October 8, 2007—Merix Corporation (NASDAQ:MERX) today announced consolidated financial results for the fiscal 2008 first quarter ended September 1, 2007.

The Company reported a net loss from continuing operations of $2.5 million or $0.12 per share on revenue of $100.1 million for the first quarter of fiscal 2008, which compares to net income of $3.6 million or $0.17 per share on revenue of $103.0 million for the first quarter of fiscal 2007. Included in the first quarter of fiscal 2008 net loss was $0.2 million of severance costs associated with the previously announced Hong Kong closure. Excluding these charges, the Company reported a first quarter 2008 net loss from continuing operations of $2.3 million.

For comparison purposes it’s important to note that the Company’s 52 week fiscal year reporting convention results in one additional week of reporting approximately every five years. As a result, the first quarter of fiscal 2008 contains 14 weeks compared to the standard 13 weeks.

On an adjusted 13 week basis, first quarter fiscal 2008 revenue declined 10% and 1% when compared to the first and fourth quarters of fiscal 2007, respectively. The declines were expected and are primarily a result of the normal cyclical slowdown that was experienced in the North American markets. Reviewing the sequential quarter revenue change by geography, North American revenue declined 2% to $56.9 million as a result of a backlog reduction in the fourth quarter of fiscal 2007 that was not repeated. Partially offsetting the North American sequential decline was 2% growth in Asia to $43.3 million. Asia’s modest sequential quarter revenue growth was a result of a continuing recognition by our customers of the investments we made in improved quality, on time delivery, and customer service in this region.

Gross margin averaged 14.0% of revenues for the first quarter of fiscal 2008 compared to 19.6% and 16.5% in the first quarter and fourth quarter of fiscal 2007, respectively. The decline in gross margin when compared to both periods was primarily a result of the lower North American revenue and its impact on factory fixed cost absorption. In addition, first quarter fiscal 2008 Asia gross margins declined 2.7 percentage points to 10.1% compared to the fourth quarter of fiscal 2007 as a result of product mix variations and modest seasonal cost increases.

Operating expenses totaled 14.7% of revenues for the first quarter of fiscal 2008 compared to 13.8% in the first quarter of fiscal 2007 as a direct result of the decrease in revenue. On an adjusted 13 week basis, operating expense decreased $0.5 million over the same time period as a result of initial actions taken to improve our overall financial model.

“While our first quarter operating results are in line with the expectations set earlier in the quarter,” said Michael D. Burger, President and Chief Executive Officer. “I am disappointed in the Company’s overall financial performance. We must continue to accelerate the transformation of the Company to produce acceptable returns throughout the market cycles.”

Mr. Burger commented further on the transformation, “I am pleased to report that we are making the planned progress related to our Asia integration and transition that was outlined in our July conference call. We have initiated and nearly completed the customer transitions from our Hong Kong facility to both of our Chinese facilities and our customer retention rate is better than initially expected. Our primary operational focus remains on increasing our technological capabilities in Asia and I am pleased to report we are ahead of schedule. Once complete, we will have a unique global offering that is unmatched by any of our competitors and gives many of our customers the ability to use Merix’ manufacturing services through their entire product life cycle.”

Mr. Burger continued, “As anticipated North American demand continues to show improvement and orders over the last 90 days reflect these signs of market recovery resulting in above parity book to bill in the first quarter of fiscal 2008. This combined with our actions in Asia will provide a solid foundation from which to improve profitability.”

Business Outlook

The Company completed the first fiscal quarter of 2008 with $57.4 million of backlog to be shipped during the second fiscal quarter of fiscal 2008. We currently estimate revenues for the second quarter of fiscal 2008 to be in the range of $98 million to $102 million and associated profitability from continuing operations to range from a net loss of $2.0 million to break even. This profit performance excludes an estimated $1.0 to $1.5 million of severance costs associated with the Hong Kong factory closure. The estimated second quarter income includes an estimated $0.7 million for stock option expense. It is important to note that due to the Company’s weekly seasonality change within our fiscal quarters combined with the one month lag reporting of Asian results, the second quarter of fiscal 2008 will contain 14 weeks of results for Asian operations and the normal 13 weeks for North America.

Commenting on the outlook, Mr. Burger stated, “During the first quarter of fiscal 2008, our customer booking rates increased modestly over the prior 90 days. We anticipate this booking rate to continue into our second quarter resulting in improved performance in North America.” Burger continued, “While the demand in Asia is also improving, the timing of our Hong Kong closure and capacity ramp in Huiyang, China temporarily prevents us from capturing the available market opportunity. We anticipate being well positioned for further growth in Asia’s revenue during the second half of fiscal 2008.”

Conference Call and Webcast Information

Merix will conduct a conference call and live webcast today Monday, October 8, 2007 at 8:00 a.m. Pacific Time. Management will discuss first quarter fiscal 2008 results, its business outlook for the second quarter and comment further on the strategic direction of the Company.

To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 4:00 pm PT on Monday, October 8, 2007. A phone replay will be available until approximately 6:00 pm PT on Monday, October 22, 2007 by calling (719) 457-0820, access code 8114159.

Use of Non-GAAP Financial Measures

“Adjusted EBITDA” and “Pre-Tax income/(loss) before impairment items” are disclosed in this press release and are non-GAAP financial measures. Management believes the disclosure of these non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures; provide useful information to the Company, investors and other users of the financial statements. Management believes these measures are important factors of the Company’s business because they reflect financial performance that is unencumbered by debt service and/or other non-recurring or unusual items. The EBITDA financial measure is commonly used in the Company’s industry, however, it should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income or operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measures used by other companies. The Company has provided a reconciliation of both measures to GAAP financial information in the attached schedules.

About Merix

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include communications and networking, computing and peripherals, industrial and medical, defense and aerospace, and automotive end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company’s business operations and prospects, including statements related to estimates of financial results for the second quarter of fiscal 2008 that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change. Actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: our ability to control or pass through increases in the cost of raw materials and supplies; changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; ability to successfully restructure Merix Asia and complete the related capital expansion; the ability to successfully and timely integrate the operations of Merix Asia; fluctuations in demand for products and services of the Company, including quick-turn and premium services; foreign currency risk; the introduction of new products or technologies by competitors; the ability to avoid unanticipated costs, including costs relating to product quality issues and customer warranty claims; pricing and other competitive pressures in the industry from domestic and global competitors; all other risks inherent in foreign operations such as increased regulatory complexity and compliance cost and greater political and economic instability; our ability to fully utilize our assets and control costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 26, 2007. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	For the Fourteen Weeks Ended September 1, 2007	For the Thirteen Weeks Ended May 26, 2007	For the Thirteen Weeks Ended August 26, 2006
Net sales	$100,149	$93,572	$102,979
Cost of sales	86,106	78,162	82,817

Gross profit	14,043	15,410	20,162

Operating expenses:
Engineering	2,343	2,265	1,946
Selling, general and administrative	11,506	10,895	11,489
Amortization of identifiable intangible assets	613	599	762
Severance charges	241	453	—
Impairment charges—fixed assets and other	—	26,627	—
Impairment charges—goodwill	—	53,311	—

Total operating expenses	14,703	94,150	14,197

Operating income (loss)	(660)	(78,740)	5,965

Other income (expense):
Interest income	294	259	335
Interest expense	(1,096)	(1,053)	(1,763)
Other expense, net	(348)	(142)	(561)

Total other expense, net	(1,150)	(936)	(1,989)

Income (loss) from continuing operations before income taxes and minority interests	(1,810)	(79,676)	3,976
Income tax expense	413	159	500

Income (loss) from continuing operations before minority interests	(2,223)	(79,835)	3,476
Minority interests	236	251	66

Income (loss) from continuing operations	(2,459)	(80,086)	3,410
Income from discontinued operations, net of income tax expense of $0, $0, $0	—	164	233

Net income (loss)	$(2,459)	$(79,922)	$3,643

Diluted income (loss) per share from continuing operations	$(0.12)	$(3.87)	$0.16
Diluted income per share from discontinued operations	—	0.01	0.01

Diluted net income (loss) per share	$(0.12)	$(3.86)	$0.17

Shares used in per share calculations:
Diluted	20,909	20,720	25,012

MERIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 1, 2007	May 26, 2007
Assets
Cash and short-term investments	$26,604	$26,200
Accounts receivable, net	75,988	76,825
Inventories, net	26,961	25,231
Income taxes receivable	394	295
Assets held for sale	1,306	1,206
Other current assets	9,512	6,824

Total current assets	140,765	136,581

Property, plant and equipment, net	103,869	101,264
Goodwill	31,544	31,614
Identifiable intangibles, net	10,558	11,171
Other assets	5,970	6,227

Total assets	$292,706	$286,857

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$2,294	$2,532
Accounts payable	52,225	45,918
Other accrued liabilities	19,774	17,713
Income taxes payable	284	352

Total current liabilities	74,577	66,515

Long-term debt	75,503	75,503
Other long-term liabilities	1,923	1,845

Total liabilities	152,003	143,863

Minority interest	3,643	4,550

Shareholders’ equity	137,060	138,444

Total liabilities and shareholders’ equity	$292,706	$286,857

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands, unaudited)

	For the Fourteen Weeks Ended September 1, 2007	For the Thirteen Weeks Ended August 26, 2006
Cash flows from operating activities:
Net income (loss)	$(2,459)	$3,643
Net adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,621	5,970
Other non-cash adjustments	1,361	985
Changes in working capital	3,069	(2,185)

Net cash provided by operating activities	7,592	8,413

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,828)	(5,948)
Proceeds from disposal of property, plant and equipment	23	8
Net changes in investments	9,025	4,525

Net cash provided by (used in) investing activities	3,220	(1,415)

Cash flows from financing activities:
Principal payments on long-term borrowings and capital leases	(238)	(1,898)
Other financing activities, net	(1,145)	3,063

Net cash provided by (used in) financing activities	(1,383)	1,165

Increase in cash and cash equivalents	9,429	8,163

Cash and cash equivalents:
Beginning of period	17,175	12,280

End of period	$26,604	$20,443

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS, unaudited)

	Q1 08		Q4 07		Q1 07
SUMMARY OPERATING RESULTS AND RECONCILIATION
Net sales	100.0%	$100,149	100.0%	$93,572	100.0%	$102,979
Gross profit	14.0%	14,043	16.5%	15,410	19.6%	20,162
Income (loss) from continuing operations	-2.5%	(2,459)	-85.6%	(80,086)	3.3%	3,410
Income Tax	0.4%	413	0.2%	159	0.5%	500
Impairment charges—fixed assets and other	0.0%	—	28.5%	26,627	0.0%	—
Impairment charges—goodwill	0.0%	—	57.0%	53,311	0.0%	—
Pre-tax income (loss) before impairment items	-2.0%	(2,046)	0.0%	11	3.8%	3,910

SALES BY END MARKETS (% of Net Sales)
Communications & Networking	42%	$41,777	43%	$40,335	45%	46,170
Computing & Peripherals	9%	8,669	10%	9,666	13%	13,393
Industrial & Medical	10%	10,276	8%	7,786	8%	8,677
Defense & Aerospace	6%	5,770	5%	4,848	5%	5,122
Automotive	20%	20,208	20%	19,015	20%	20,400
Other	13%	13,449	13%	11,922	9%	9,217

Total Sales	100%	$100,149	100%	$93,572	100%	102,979

SHARE BASED COMPENSATION
Total share-based compensation		$760		$170		$477

DILUTED EARNINGS PER SHARE CALCULATIONS
Weighted average shares outstanding		20,909		20,720		19,944
Add: Dilutive stock options		—		—		460
Add: Dilutive convertible notes net of tax		—		—		4,608

Shares used in diluted EPS calculations		20,909		20,720		25,012
Net income from continuing operations		$(2,459)		$(80,086)		$3,410
Effect of dilutive convertible notes, net of tax						684

Net income used in diluted EPS calculations		$(2,459)		$(80,086)		$4,094
Diluted net income per share from continuing operations		$(0.12)		$(3.87)		$0.16

ADJUSTED EBITDA RECONCILIATIONS
Net income (loss)		$(2,459)		$(79,922)		$3,643
Add back items:
Noncash charges		—		79,938
Interest expense, net of def’d financing cost		843		820		1,529
Interest income		(294)		(259)		(335)
Income tax expense		413		159		500
Amortization of identifiable intangible assets		613		599		762
Amortization, other		274		260		257
Depreciation		4,735		4,715		4,951
(Income) loss from discontinued operations		—		(164)		(233)

Adjusted EBITDA		$4,125		$6,146		$11,074